Exhibit 99.1

MEMSIC Announces Third-Quarter 2012 Results

ANDOVER, Mass., November 5, 2012 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS sensing solution provider, today announced financial results for the third quarter ended September 30, 2012.

•	Net sales totaled $15.2 million compared to $18.4 million in the 2011 quarter.

•	Gross margin was 35.0% compared to 33.8% in the 2011 quarter.

•	Operating expenses totaled $5.7 million compared to $7.3 million in the 2011 quarter.

•	GAAP net loss was $0.3 million, or $0.01 per diluted share, compared to $0.4 million, or $0.02 per diluted share, in the 2011 quarter.

•	EBITDA was $952,000 compared to $915,000 in the 2011 quarter.

For the nine months ended September 30, 2012, net sales totaled $49.6 million compared to $46.7 million in the first nine months of 2011.  Net income totaled $0.4 million, or $0.02 per diluted share, compared to a net loss of $2.8 million, or $0.12 per diluted share in the prior-year period. EBITDA totaled $4.2 million compared to $0.6 million in the 2011 period.

MEMSIC Chairman, President and CEO Dr. Yang Zhao commented, “We continued to grow sales in the consumer market from high-end digital camera applications and from new consumer applications such as tablet computers.  We also benefited from design wins at multiple mobile customers in fast-growing smart phone applications in the China market.  The increased sales in these areas helped ameliorate the impact of reduced shipments to a large mobile customer stemming from recent changes in MEMSIC’s strategy and business focus.

“In the coming months, building on our superior magnetic sensor product, our large presence in the China market and the strong, local technical support we offer, we expect to continue to leverage the growth in the China mobile market. We are also moving forward with our launch of the gas flow sensor module, aimed at the residential and industrial meter markets, that we introduced in June 2012.  In addition, we are developing high-performance sensor products for the industrial and automotive markets, as well as high-performance but cost-effective IMU product for industrial applications.  Although expanding into new automotive and industrial applications will take time, we are optimistic that our advanced technology will lead the market and, in the long term, enhance the stability and profitability of our Company.”

Outlook
•	Revenue is expected to be between $14 million and $16 million for the fourth quarter of 2012.

•	GAAP net loss is expected to be in the range of $0.02 to $0.04 per share for the fourth quarter of 2012.

•	Average diluted share count for the 2012 fourth quarter is estimated to be approximately 24.5 million.

Conference Call
Management will hold a conference call and webcast at 5:00 p.m. EST on Monday, November 5, 2012 to review and discuss the Company's results.

What:	MEMSIC 3Q 2012 financial results conference call and webcast
When:	Monday, November 5, 2012
Time:	5:00 p.m. EST
Live Call:	(877) 291-1367, domestic
(914) 495-8534, international
Replay:	(855) 859-2056, pass code 46225789, domestic
(404) 537-3406, pass code 46225789, international
Webcast:	http://investor.memsic.com (live and replay)

About Non-GAAP Financial Information
EBITDA is a measure used by management to evaluate the Company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement that also includes, among other items, changes in working capital and the effect of non-cash charges). The Company defines EBITDA as net income, plus interest expense net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the comparative evaluation of companies. Because not all companies use identical calculations, the Company's presentation of EBITDA and EBITDA per share may not be comparable to similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA to GAAP net income as an exhibit to this release.

About MEMSIC, Inc.
MEMSIC, Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensors and multi-sensor system solutions based on micro-electromechanical systems (MEMS) technology and sophisticated integration technologies in both the IC level and module level. MEMSIC's unique and proprietary approach combines leading-edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost-effective solutions for the mobile phone, automotive, consumer, industrial, and general aviation markets. The company’s shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

Safe Harbor Statement
Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements for reasons identified under the heading "Risk Factors" in the Company's most recent annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Source:  MEMSIC, Inc.

Company Contact: Patricia Niu MEMSIC, Inc. Chief Financial Officer 978-738-0900	Investor Contact: Harriet Fried / Jody Burfening LHA (212) 838-3777 ir@memsic.com

MEMSIC, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$25,347,187	$51,914,128
Restricted cash	2,706,830	3,791,189
Short-term investments	33,640,012	6,814,728
Accounts receivable, net of allowance for doubtful accounts of $41,815 and $6,441, respectively, as of September 30, 2012 and December 31, 2011	6,833,143	6,068,904
Inventories	9,775,070	11,459,153
Other current assets	2,751,586	2,050,787
Total current assets	81,053,828	82,098,889

Property and equipment, net	29,488,751	30,998,489
Long-term investments	2,600,000	2,600,000
Goodwill	612,578	606,976
Intangible assets, net	10,133,406	11,091,532
Other assets	141,610	136,633
Total assets	$124,030,173	$127,532,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,332,101	$8,439,605
Accrued expenses	3,199,371	2,630,966
Advance research funding	2,706,830	3,791,189
Current portion of note payable to bank	1,000,000	500,000
Total current liabilities	11,238,302	15,361,760

Note payable to bank, net of current portion	16,430,000	17,430,000
Building liability	8,064,310	8,161,288
Other liabilities	97,105	124,180
Total other liabilities	24,591,415	25,715,468

Stockholders’ equity:
Common stock, $0.00001 par value; authorized, 45,000,000 shares; 24,199,585 and 23,983,813 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	242	240
Additional paid-in capital	102,556,701	101,266,272
Accumulated other comprehensive income	4,423,913	4,363,930
Accumulated deficit	(19,487,200)	(19,908,135)
MEMSIC, Inc. stockholders' equity	87,493,656	85,722,307
Non-controlling interest related to joint ventures	706,800	732,984
Total stockholders' equity	88,200,456	86,455,291

Total liabilities and stockholders’ equity	$124,030,173	$127,532,519

MEMSIC, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net sales	$15,188,705	$18,357,300	$49,620,995	$46,684,854
Cost of goods sold	9,878,008	12,155,533	31,108,812	30,543,197
Gross profit	5,310,697	6,201,767	18,512,183	16,141,657

Operating expenses:
Research and development	1,440,336	2,200,240	4,912,696	6,610,213
Sales and marketing	1,276,933	1,881,240	3,937,640	4,875,893
General and administrative	2,332,925	2,397,618	6,968,920	6,374,497
Depreciation	358,277	401,815	1,175,572	1,199,166
Amortization	338,879	403,835	1,148,887	1,212,001
Total operating expenses	5,747,350	7,284,748	18,143,715	20,271,770

Operating (loss) income	(436,653)	(1,082,981)	368,468	(4,130,113)

Other income:
Interest and dividend income	4,378	153,227	237,412	335,082
Foreign exchange gain (loss)	209,628	328,639	(15,825)	848,114
Other, net	19,583	323,587	58,225	406,007
Total other income	233,589	805,453	279,812	1,589,203

(Loss) profit before income taxes	(203,064)	(277,528)	648,280	(2,540,910)
Provision for income taxes	96,462	58,343	194,400	172,653
Net (loss) income	(299,526)	(335,871)	453,880	(2,713,563)

Less: net income attributable to non-controlling interests	18,629	32,895	32,945	91,685
Net (loss) income attributable to MEMSIC, Inc.	$(318,155)	$(368,766)	$420,935	$(2,805,248)

Net (loss) income per common share attributable to MEMSIC, Inc.:
Basic	$(0.01)	$(0.02)	$0.02	$(0.12)
Diluted	$(0.01)	$(0.02)	$0.02	$(0.12)

Weighted average shares outstanding used in calculating net (loss) income per common share:
Basic	24,024,725	23,825,134	23,985,453	23,822,587
Diluted	24,024,725	23,825,134	24,414,565	23,822,587

MEMSIC, Inc.

Reconciliation of Net (Loss) Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net (loss) income	$(318,155)	$(368,766)	$420,935	$(2,805,248)
Interest (income) expense, net	(4,378)	(153,227)	(237,412)	(335,082)
Income tax expense	96,462	58,343	194,400	172,653
Depreciation and amortization	1,177,613	1,378,401	3,791,360	3,533,403
EBITDA	$951,542	$914,751	$4,169,283	$565,726